Exhibit 4.37

MOBILEWOO TECHNOLOGY HOLDINGS LIMITED

SECOND AMENDED AND RESTATED RIGHT OF FIRST REFUSAL AND CO-SALE AGREEMENT

This Second Amended and Restated Right of First Refusal and Co-Sale Agreement (the “Agreement”) is made as of October 14, 2014 by and among:

(A) MobileWoo Technology Holdings Limited, a Cayman Islands company (the “Company”);

(B) MobileWoo (China) Technology Development Limited , a company organized and existing under the laws of Hong Kong (the “HK Sub”);

(C) Beijing MobileWoo Technology Co., Ltd. , a company organized and existing under the laws of the People’s Republic of China (the “PRC”, which for the purpose of this Agreement shall exclude Hong Kong, Taiwan and Macau) (the “WFOE”);

(D) Beijing MobileWo Information Technology Co., Ltd. , a company organized and existing under the laws of the PRC (“Beijing M15”);

(E) Beijing MobileWu Information Technology Co., Ltd. , a company organized and existing under the laws of the PRC (“Beijing MobileWu”, together with Beijing M15, each a “Domestic Company” and collectively, the “Domestic Companies”);

(F) Shenzhen Taoshenbian Electronic Commerce Co., Ltd. , a company organized and existing under the laws of the PRC (“Shenzhen Taoshenbian”, together with the WFOE and the Domestic Companies, each a “PRC Group Company” and together, the “PRC Group Companies”);

(G) the Purchaser as set forth on Exhibit A hereto (the “Purchaser” or the “Investor”);

(H) MobileWoo Technology Limited, a company incorporated in the British Virgin Islands, (the “Founders’ BVI Holding Entity”); and

(I) the individuals listed on Exhibit B hereto (the “Founders”).

The Company, the HK Sub and the PRC Group Companies are collectively referred to as the “Group Companies” and each a “Group Company”.

RECITALS

A. Pursuant to an Amended and Restated Right of First Refusal and Co-sale Agreement dated October 24, 2011 by and among the Company, the Founders’ BVI Holding Entity, the Founders and certain other parities, the parties thereto set forth certain rights to the holders of the Company’s Series A Preferred Shares and Series B Preferred Shares, with respect to the other shareholders of the Company (the “Former Agreement”).

B. The Group Companies, Mr. Zhu Zhi , the Founders’ BVI Holding Entity, the Purchaser and other parties entered into the MobileWoo Technology Holdings Limited Shares Purchase Agreement on October 2, 2014 (the “Purchase Agreement”) pursuant to which the Purchaser will purchase certain number of Series A Preferred Shares and Series B Preferred Shares of the Company.

C. In connection with the consummation of the transactions contemplated by the Purchase Agreement, the parties hereto desire to enter into this Agreement to terminate, supersede and replace in its entirety the Former Agreement and to waive any and all rights they may have thereunder in exchange for their rights hereunder.

D. Pursuant to the Purchase Agreement, it is a condition to the closing (the “Closing”) of the transactions contemplated by the Purchase Agreement that the parties hereto enter into this Agreement.

E. The Group Companies, the Founders, the Founders’ BVI Holding Entity and the Purchaser all desire that the transactions contemplated by the Purchase Agreement be consummated.

NOW, THEREFORE, in consideration of the foregoing premises and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

(Capitalized terms used but not defined in this Agreement shall have the meanings ascribed to them in the Purchase Agreement)

1. Certain Definitions. For purposes of this Agreement, the following terms have the following meanings:

(a) “Eligible Investor” shall mean the Investor so long as it, along with the Investor’s affiliates, related individuals or entities, at the time in question, hold at least 100,000 Preferred Shares and/or Ordinary Shares issued upon conversion of Preferred Shares (as may be adjusted from time to time for share splits, share dividends, recapitalizations and the like).

(b) “IPO” shall mean the Company’s first firm commitment underwritten public offering of any of its securities to the general public pursuant to (a) a registration statement filed under the Securities Act, or (b) the securities laws applicable to an offering of securities in another jurisdiction pursuant to which such securities will be listed on an internationally-recognized securities exchange.

(c) “Ordinary Shares” means the Ordinary Shares of the Company with par value of US$0.0001 each, with the rights as described in the Third Amended and Restated Articles of Association.

(d) “Permitted Transferee” any transferee of Shares in a transaction excluded from the definition of Transfer pursuant to Sections 1(m)(i), and (ii).

(e) “Preferred Shares” means the Series A Preferred Shares and the Series B Preferred Shares of the Company.

(f) “Qualified IPO” shall mean an IPO in the United States by an internationally recognized investment bank approved by the Board (including the Sungy Director) covering the offer and sale of Ordinary Shares to the public at a public offering price per share corresponding to a pre-IPO valuation of the Company of not less than US$200,000,000.00 with gross proceeds to the Company equals or exceeds US$50,000,000.00 (excluding underwriting discounts, commissions and expenses) or a substantially similar public offering of securities in a jurisdiction and on an internationally recognized securities exchange outside the United States approved by the Board (including the Sungy Director), providing such public offering price, offering proceeds and regulatory approval is reasonably equivalent to the aforementioned public offering in the United States.

(g) “Right of Co-Sale” means the right of co-sale provided to the Eligible Investors in Section 4 of this Agreement.

(h) “Right of First Refusal” means the right of first refusal provided to the Company in Section 3 of this Agreement.

(i) “Seller” means any of the Founders or the Founders’ BVI Holding Entity proposing to Transfer Shares.

(j) “Series A Preferred Shares” shall mean the series A preferred shares of the Company with par value of US$0.0001 each, with the rights as described in the Third Amended and Restated Articles of Association.

(k) “Series B Preferred Shares” shall mean the series B preferred shares of the Company with par value of US$0.0001 each, with the rights as described in the Third Amended and Restated Articles of Association.

(l) “Shares” means and includes all Ordinary Shares and Preferred Shares.

(m) “Transfer” means and includes any direct or indirect sale, assignment, encumbrance, hypothecation, pledge, conveyance in trust, gift, transfer by bequest, devise or descent, or other transfer or disposition of any kind, including but not limited to transfers to receivers, levying creditors, trustees or receivers in bankruptcy proceedings or general assignees for the benefit of creditors, whether voluntary or by operation of law, directly or indirectly, except:

(i) any Transfer of the Shares by a Seller, if a Seller is a natural person, to Seller’s spouse, parents, lineal descendants or antecedents or trusts for the benefit of the Seller or the Seller’s spouse, parents or lineal descendants or antecedents for bona fide estate planning purpose; provided, that, in all cases, the transferee or other recipient executes a counterpart copy of this Agreement and becomes bound thereby as was the Seller; and

(ii) any Transfer of Shares by a Seller to the Company pursuant to a repurchase right or right of first refusal held by the Company in the event of a termination of employment of such Seller.

2. Restrictions on Transfer.

(a) General. Before a Seller may Transfer any Shares as adjusted for any share dividends, share splits, recapitalizations and the like, the Company or its assignee(s) shall have a Right of First Refusal, and each Eligible Investor or its assignee(s) shall have a Secondary Refusal Right (as defined below), to purchase the Shares which such Seller desires to transfer on the terms and conditions set forth herein.

(b) Notice of Proposed Transfer by Seller. Not later than forty-five (45) days prior to the Seller Transferring any of his or her Shares, the Seller shall deliver to the Company and each Eligible Investor a written notice (the “Transfer Notice”) stating: (i) the Seller’s bona fide intention to Transfer such Shares (the “Offered Shares”); (ii) the name of each proposed purchaser or other transferee (“Proposed Transferee”); (iii) the aggregate number of Offered Shares to be Transferred to each Proposed Transferee; (iv) the bona fide cash price or other consideration for which the Seller proposes to Transfer the Offered Shares (the “Offered Price”); and (v) the Company’s right to exercise its Right of First Refusal and the Eligible Investor’s right to exercise its Secondary Refusal Right (as defined below) with respect to the Offered Shares.

(c) Investor. Subject to applicable laws, each Eligible Investor shall be entitled to apportion Offered Shares to be purchased among its affiliates, provided that such Eligible Investor notifies the Company and the Seller in writing. For the avoidance of doubt, the Investor may freely Transfer any Shares of the Company now or hereafter owned or held by it without limitation; provided that (i) such Transfer is effected in compliance with all applicable laws and (ii) the transferee shall execute and deliver such documents and take such other actions as may be necessary for the transferee to join in and be bound by the terms of this Agreement as an “Investor” (if not already a Party hereto) and the Members Agreement as an “Investor” (if not already a party thereto) upon and after such Transfer. The Company will update its register of members upon the consummation of any such permitted Transfer.

(d) No Indirect Transfers. Each Founder and the Founders’ BVI Holding Entity agrees not to circumvent or otherwise avoid the transfer restrictions set forth in this Agreement, whether by holding the equity securities of the Company indirectly through another person or entity (including the Founders’ BVI Holding Entity and MobileWoo Holdings Limited) or by causing or effecting, directly or indirectly, the Transfer or issuance of any equity securities by any such person or entity (including the Founders’ BVI Holding Entity and MobileWoo Holdings Limited), or otherwise.

(e) Each Founder who is a shareholder of any Domestic Company agrees that he or she shall not, and shall cause any other person not to, directly or indirectly, Transfer through one or a series of transactions any equity securities held or controlled by him or her in the Domestic Companies to any person without the prior written consent of the Investor. Any Transfer of equity securities of the Domestic Companies in violation of this Agreement shall be void. The Domestic Companies shall not, and each Founder shall cause the Domestic Companies not to, issue to any person any equity securities of the Domestic Companies.

3. Right of First Refusal.

(a) Exercise by the Company. The Company has the Right of First Refusal to purchase all or any part of the Offered Shares, if the Company gives written notice of the exercise of such right to the Seller within thirty (30) days (the “Company’s Refusal Period”) after the date on which the Transfer Notice is given to the Company. Any Offered Shares purchased by the Company pursuant to its exercise of the Right of First Refusal shall be cancelled.

(b) Exercise by the Eligible Investors.

(i) Subject to the limitations of this Section 3(b), upon the earlier to occur of (a) the termination of the Company’s Refusal Period, and (b) the time when the Seller has received written confirmation from the Company regarding its exercise of its Right of First Refusal, the Company shall be deemed to have made its election with respect to the Offered Shares. In the event that the Company elects not to purchase all or any portion of the Offered Shares, each Eligible Investor shall have the Secondary Refusal Right (as defined below) to purchase the remaining shares (the “Remaining Shares”).

(ii) Within five (5) days after the Company is deemed to have made its election pursuant to (i) above not to purchase all of the Offered Shares, the Seller shall give written notice (the “Second Transfer Notice”) to each of the Eligible Investors stating (a) the number of the Remaining Shares; (b) the name of each Proposed Transferee; and (c) the number of Remaining Shares to be Transferred to each Proposed Transferee.

(iii) Each Eligible Investor shall have an option for a period of fifteen (15) business days (the “Investors’ Refusal Period”) from the receipt of the Second Transfer Notice to submit notice of its irrevocable commitment to elect to purchase all or any portion of its respective pro rata share of the Remaining Shares subject to the same material terms and conditions as described in the Transfer Notice (the “Secondary Refusal Right”).

(iv) Each Eligible Investor may exercise its Secondary Refusal Right and thereby, purchase all or any portion of its pro rata share (with any re-allotments as provided below) of the Remaining Shares, by notifying the Seller in writing, before expiration of the Investors’ Refusal Period as to the number of such Remaining Shares which it wishes to purchase (including any re-allotment). For the purposes of this subsection (iv), each Eligible Investor’s “pro rata” share of the Remaining Shares shall be a fraction of such Remaining Shares, of which the number of Shares (on an as-converted basis) owned by such Eligible Investor on the date of the Second Transfer Notice shall be the numerator and the total number of Shares (on an as-converted basis) held by all Eligible Investors on the date of the Second Transfer Notice shall be the denominator.

(v) If any Eligible Investor fails to exercise its right to purchase its full pro rata share of the Remaining Shares, the Seller shall deliver written notice within five (5) days after the expiration of the Investors’ Refusal Period to any Exercising Investor (as defined below) specifying the number of unpurchased Remaining Shares. Each Eligible Investor that exercises in full its right of first refusal under subsection (iv) above (an “Exercising Investor”) shall have a right of re-allotment, and may exercise an additional right to purchase such unpurchased Remaining Shares by notifying the Seller in writing within ten (10) days after receipt of the notice by the Seller pursuant to the prior sentence of this subsection (v); provided, however, that if the Exercising Investors desire to purchase in aggregate more than the number of such unpurchased Remaining Shares, then such unpurchased Remaining Shares will be allocated to the extent necessary among the Exercising Investors in accordance with their relative pro rata shares.

(c) Confirmation Notice. Within five (5) days after the Seller’s receipt of the Company’s written confirmation on purchase of all Offered Shares pursuant to Section 3(a), or if applicable, the Eligible Investors’ written confirmation on purchase of the Remaining Shares and, as the case may be, its re-allotment pursuant to Section 3(b), or in the event no Eligible Investor purchases any Offered Shares within five (5) days after the expiration of the Investors’ Refusal Period, the Seller shall give written notice to the Company and the Eligible Investors specifying the number of Offered Shares that was subscribed by the Company exercising its Right of First Refusal and/or the Eligible Investor(s) exercising its Secondary Refusal Right, (the “Confirmation Notice”).

(d) Purchase Price. The purchase price for the Offered Shares to be purchased by the Company or by the Eligible Investors exercising its Right of First Refusal or Secondary Refusal Right, as applicable, under this Agreement will be the Offered Price and will be payable as set forth in Section 3(d) hereof. If the Offered Price includes consideration other than cash, the cash equivalent value of the non-cash consideration will be determined by the Board of Directors of the Company in good faith, which determination will be binding upon the Company, the Eligible Investors (if applicable), and the Seller, absent fraud or error.

(e) Payment. Payment of the purchase price for the Offered Shares purchased by the Company or by the Eligible Investors exercising its Right of First Refusal or Secondary Refusal Right, as applicable, will be made within fifteen (15) days after the delivery of the Confirmation Notice. Payment of the purchase price will be made, at the option of the Company or the exercising Eligible Investors, as applicable, (i) in cash (or by check), (ii) by cancellation of all or a portion of any outstanding indebtedness of the Seller to the Company or the Eligible Investors, as the case may be, or (iii) by any combination of the foregoing.

(f) Application of Co-Sale Rights. If the Eligible Investors have not elected to purchase all of the Offered Shares, then the sale of the Remaining Shares will become subject to the co-sale rights set forth in Section 4 below.

(g) Prohibited Transfer. Any Transfer in violation of this Section 3 shall be null and void and shall not confer on any Proposed Transferee any rights whatsoever, and the Company shall not recognize such Transfer and will not effect the Transfer on the Company’s share register or other records.

4. Right of Co-Sale.

(a) Initial Exercise by the Eligible Investors. All Eligible Investors that have not exercised the Secondary Refusal Right with respect to the Remaining Shares pursuant to Section 3 hereof (the “Co-Sale Eligible Investors”) shall have the right to participate in such sale of Offered Shares pursuant to Section 3(f) on the same terms and conditions as specified in the Transfer Notice subject to the terms of this Section 4 (the “Right of Co-Sale”), exercisable upon written notice to the Seller, the Company and each other Eligible Investor (the “Co-Sale Notice”) within seven (7) days after receipt of the Confirmation Notice (the “Co-Sale Period”). The Co-Sale Eligible Investor who delivers the Co-Sale Notice pursuant to the preceding sentence (the “Selling Investor”) may sell, pursuant to the Selling Investor’s Right of Co-Sale, up to that number of Ordinary Shares held by it (on an as-converted basis) that is equal to the product obtained by multiplying (x) the aggregate number of the Offered Shares subject to the Right of Co-Sale hereunder by (y) a fraction, the numerator of which is the number of Ordinary Shares (on an as-converted basis) owned by such Selling Investor at the time of the sale or transfer and the denominator of which is the number of all Ordinary Shares (on an as-converted basis) owned by the Seller and all Co-Sale Eligible Investors entitled to exercise their Right of Co-Sale hereunder. The Selling Investor shall indicate the number of Shares it wishes to sell pursuant to this Section 4(a) (the “Selling Investor Shares”). The sale of the Selling Investor Shares shall occur within twenty-five (25) days from the beginning of the Co-Sale Period (the “Closing”). This Right of Co-Sale shall not apply with respect to Offered Shares sold or to be sold to the Company or Eligible Investor under the Right of First Refusal.

(b) Consummation of Co-Sale. The Selling Investor may exercise the Right of Co-Sale by delivering to the Seller at or before the Closing, one or more certificates, properly endorsed for Transfer, representing a number of shares not to exceed the number of shares to which the Selling Investor is entitled in Section 4(a), representing such Shares to be Transferred by the Seller on behalf of the Selling Investor. If the Selling Investor does not hold a certificate in that series, class or type of shares representing the number of securities owned and to be sold by such Selling Investor pursuant to this Section 4, then the Company shall, in accordance with the conversion provision and other relevant provisions of the Company’s Memorandum and Articles of Association then in effect, promptly issue a certificate representing the proper number of shares to be sold pursuant to this Right of Co-Sale. Following the Closing, the Company shall deliver a certificate for the remaining balance of the securities held by the Selling Investor, if any, to such Selling Investor. At the Closing, such certificates or other instruments will be Transferred and delivered to the Proposed Transferee as set forth in the Transfer Notice in consummation of the Transfer of the Offered Shares pursuant to the terms and conditions specified in the Transfer Notice, and the Seller will remit, or will cause to be remitted, to the Selling Investor, within ten (10) days after such Closing, the proceeds of the Transfer to which the Selling Investor is entitled by reason of the Selling Investor’s participation in such Transfer pursuant to the Right of Co-Sale.

(c) Restrictions on Right of Co-Sale. The Investor shall not transfer any Shares to any of the Competitors, unless such transfer of Shares to a certain Competitor is otherwise with the prior written consent of not less than a majority of the holders of the Shares other than the Investor or the Proposed Transferee of a Transfer of Shares in which the Investor exercises its Right of Co-sale is such Competitor (for the purpose of this Agreement, the “Competitors” shall mean any person or entity engaging in any principal business which is in direct or indirect competition with the Company and/or its subsidiaries).

(d) Sellers’ Right to Transfer. If the Company and the Eligible Investors have not elected to purchase all or any portion of, or participate in the sale of the Offered Shares, then the Seller may Transfer such portion of the Offered Shares that the Company and, if applicable, the Eligible Investors have not elected to purchase or sell, to any Proposed Transferee named in the Transfer Notice, at the Offered Price or at a higher price; provided that any such Transfer (i) is consummated within ninety (90) days after the end of the Co-Sale Period, in the case of Transfers of Offered Shares, (ii) is on terms no more favorable to the Proposed Transferee, than the terms proposed in the Transfer Notice, and (iii) is in accordance with all the terms of this Agreement. If the Offered Shares are not so Transferred during such ninety (90) day period, then the Seller may not Transfer any of such Offered Shares without complying again in full with the provisions of the Sections 3 and 4.

5. Restrictive Legend and Stop-Transfer Orders.

(a) Legend. The Founders understand and agree that the Company will cause the legend set forth below, or a legend substantially equivalent thereto, to be placed upon any certificate(s) or other documents or instruments evidencing ownership of Shares by the Founders:

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO AND MAY ONLY BE SOLD, DISPOSED OF OR OTHERWISE TRANSFERRED IN COMPLIANCE WITH CERTAIN RIGHTS OF FIRST REFUSAL AND RIGHTS OF CO-SALE AS SET FORTH IN A RIGHT OF FIRST REFUSAL AND CO-SALE AGREEMENT ENTERED INTO BY THE HOLDER OF THESE SHARES, THE COMPANY AND CERTAIN SHAREHOLDERS OF THE COMPANY. A COPY OF SUCH AGREEMENT IS ON FILE AT THE PRINCIPAL OFFICE OF THE COMPANY. SUCH RIGHTS OF FIRST REFUSAL AND RIGHTS OF CO-SALE ARE BINDING ON TRANSFEREES OF THESE SHARES.

(b) Stop Transfer Instructions. In order to ensure compliance with the restrictions referred to herein, each Seller agrees that the Company may issue appropriate “stop transfer” certificates or instructions to its transfer agent.

(c) Transfers. No Shares shall be Transferred unless (i) such Shares have fully vested, (ii) such Transfer is made in compliance with the terms of this Agreement and applicable laws, including applicable federal and state securities laws, and (iii) prior to such Transfer, the transferee or transferees, who prior to such Transfer are not already parties to this Agreement, sign a counterpart to this Agreement pursuant to which it or they agree to be bound by the terms of this Agreement.

6. Termination.

The restrictions on change of capitalization of the Eligible Investors’ Right of First Refusal and Right of Co-Sale will terminate upon the earliest to occur of (i) immediately prior to the effectiveness of the registration statement for the Company’s IPO, and (ii) the date on which this Agreement is terminated by a writing executed by the Eligible Investors.

7. Miscellaneous Provisions.

(a) Notices. Any notice required or permitted pursuant to this Agreement shall be given in writing and shall be given either personally or by sending it by next-day or second-day courier service, fax, electronic mail or similar means to the address as shown below the signature of such Party on the signature page of this Agreement (or at such other address as such Party may designate by 15 days’ advance written notice to the other Parties to this Agreement given in accordance with this Section 7(a)). Where a notice is sent by next-day or second-day courier service, service of the notice shall be deemed to be effected by properly addressing, pre-paying and sending by next-day or second-day service through an internationally-recognized courier a letter containing the notice, with a confirmation of delivery, and to have been effected at the expiration of two (2) days after the letter containing the same is sent as aforesaid. Where a notice is sent by fax or electronic mail, service of the notice shall be deemed to be effected by properly addressing, and sending such notice through a transmitting organization, with a written confirmation of delivery, and to have been effected on the day the same is sent as aforesaid.

(b) Successors and Assigns. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the parties hereto and their respective successors, assigns, heirs, executors and administrators.

(c) Severability. If any provision of this Agreement shall be determined to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

(d) Waivers and Amendment. With the written consent of the Company and the Eligible Investors, the rights and obligations of the Company, the Founders and the Eligible Investors under this Agreement may be waived (either generally or in a particular instance, either retroactively or prospectively and either for a specified period of time or indefinitely). Upon the effectuation of each such waiver, consent, agreement, amendment or modification, the Company shall promptly give written notice thereof to the record holders of the Preferred Shares and/or Ordinary Shares issued upon conversion of the Preferred Shares who have not previously consented thereto in writing. Neither this Agreement nor any provisions hereof may be changed, waived, discharged or terminated orally, except by a signed statement in writing. Any waiver or amendment effected in accordance with this subsection (d) shall be binding upon all parties hereto.

Notwithstanding anything to the contrary in this Section 7(d), no waiver or amendment which waives or amends the express rights of holder of Preferred Shares explicitly set forth in this Agreement in a manner that is materially and adversely different from the effect thereof on the comparable express rights of another holder of Preferred Shares explicitly set forth in this Agreement, shall be effective against such adversely affected holder of Preferred Shares without its written consent.

(e) Continuity of Other Restrictions. Any Offered Shares not purchased by the Eligible Investors under their Right of First Refusal hereunder will continue to be subject to all other restrictions imposed upon such Shares by law, including any restrictions imposed under the Company’s Memorandum of Association and Articles of Association.

(f) Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the internal laws of Hong Kong without regard to principles of conflicts of laws.

(g) Dispute Resolution. Each of the parties hereto irrevocably (i) agrees that any dispute or controversy arising out of, relating to, or concerning any interpretation, construction, performance or breach of this Agreement, shall first be subject to resolution through consultation of the parties to such dispute, controversy or claim. Such consultation shall begin within seven (7) days after one Party hereto has delivered to the other parties involved a written request for such consultation. If within thirty (30) days following the commencement of such consultation the dispute cannot be resolved, the dispute shall be submitted to arbitration upon the request of any party with notice to the other parties. The arbitration shall be held in Hong Kong under the auspices of the Hong Kong International Arbitration Centre (the “HKIAC”); (ii) waives, to the fullest extent it may effectively do so, any objection which it may now or hereafter have to the laying of venue of any such arbitration, and (iii) submits to the exclusive jurisdiction of HKIAC in any such arbitration. The decision of the arbitrator shall be final, conclusive and binding on the parties to the arbitration. The parties to the arbitration shall each pay an equal share of the costs and expenses of such arbitration, and each party shall separately pay for its respective counsel fees and expenses; provided, however, that the prevailing party in any such arbitration shall be entitled to recover from the non-prevailing party its reasonable costs and attorney fees.

(h) Other Remedies; Specific Enforcement. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof as permitted by Rule 43 of the Rules, this being in addition to any other remedy to which they are entitled at law or in equity.

(i) Binding Nature of Exercise. Any exercise of the Right of First Refusal or Right of Co-Sale will be binding upon the party so exercising, and may not be withdrawn without the written consent of the Company or the Seller as to whom it is given, as the case may be, except that such exercise may be withdrawn unilaterally by the exercising party if there is any legal prohibition as to a party’s consummation of its purchase or sale hereunder.

(j) Counterparts. This Agreement may be executed in any number of counterparts, including electronic or facsimile transmissions, each of which shall be enforceable against the parties actually executing such counterparts, and all of which together shall constitute one instrument.

(k) Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement. All references in this Agreement to sections, paragraphs and exhibits shall, unless otherwise provided, refer to sections and paragraphs hereof and exhibits attached hereto.

(l) Delays and Omissions. It is agreed that no delay or omission to exercise any right, power or remedy accruing to the Investors, upon any breach or default of the Company under this Agreement, shall impair any such right, power or remedy, nor shall it be construed to be a waiver of any such breach or default, or any acquiescence therein, or of any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. It is further agreed that any waiver, permit, consent or approval of any kind or character by the Investor of any breach or default under this Agreement, or any waiver by the Investors of any provisions or conditions of this Agreement must be in writing and shall be effective only to the extent specifically set forth in writing and that all remedies, either under this Agreement, or by law or otherwise afforded to the Investor, shall be cumulative and not alternative.

(m) Share Splits. All references to the number of shares in this Agreement shall be appropriately adjusted to reflect any share split, share dividend or other change in the capital stock which may be made by the Company after the Closing (as defined in the Purchase Agreement).

(n) Aggregation. All shares of the Preferred Shares held or acquired by affiliated entities or persons of an Investor (including but not limited to: (i) a constituent partner or a retired partner of an Investor that is a partnership; (ii) a parent, subsidiary or other affiliate of an Investor that is a corporation; (iii) an immediate family member living in the same household, a descendant, or a trust therefore, in the case of an Investor who is an individual; or (iv) a member of an Investor that is a limited liability company); or (v) any affiliated persons or entities managed by affiliates of such Investor, shall be aggregated together for the purpose of determining the availability of any rights under this Agreement which are triggered by the beneficial ownership of a threshold number of shares of the Company’s capital shares.

(o) Entire Agreement. This Agreement and the other Transaction Agreements (as defined in the Purchase Agreement) constitute the entire agreement between the parties hereto pertaining to the subject matter hereof, and shall supersede any and all other written or oral agreements relating to the subject matter hereof and thereof between the parties hereto upon the consummation of the Closing. Without limiting the generality of the foregoing, this Agreement, upon the consummation of the Closing, shall supersede and replace the Former Agreement in its entirety.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

The Company:

MOBILEWOO TECHNOLOGY HOLDINGS LIMITED.

By:	/s/ Zhi Zhu
Print Name of Authorized Signatory: Zhi Zhu
Title of Authorized Signatory: Director

Mail Address of MobileWoo Technology Holdings Limited:

SIGNATURE PAGE TO MEMBERS AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

HK Sub:

MOBILEWOO (CHINA) TECHNOLOGY DEVELOPMENT LIMITED

By:	/s/ Zhi Zhu
Print Name of Authorized Signatory: Zhi Zhu
Title of Authorized Signatory: Director

Mail Address of MobileWoo (China) Technology Development Limited

SIGNATURE PAGE TO MEMBERS AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

WFOE:

BEIJING MOBILEWOO TECHNOLOGY CO., LTD.

By:	/s/ Zhi Zhu
Print Name of Authorized Signatory: Zhi Zhu
Title of Authorized Signatory: Legal Representative

Mail Address of Beijing MobileWoo Technology Co., Ltd.

SIGNATURE PAGE TO MEMBERS AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

Beijing M15:

BEIJING MOBILEWO INFORMATION TECHNOLOGY CO., LTD.

By:	/s/ Zhi Zhu
Print Name of Authorized Signatory: Zhi Zhu
Title of Authorized Signatory: Legal Representative

Mail Address of Beijing MobileWo Information Technology Co., Ltd.

SIGNATURE PAGE TO MEMBERS AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

Beijing MobileWu:

BEIJING MOBILEWU INFORMATION TECHNOLOGY CO., LTD.

By:	/s/ Zhi Zhu
Print Name of Authorized Signatory: Zhi Zhu
Title of Authorized Signatory: Legal Representative

Mail Address of Beijing MobileWu Information Technology Co., Ltd.

SIGNATURE PAGE TO MEMBERS AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

Shenzhen Taoshenbian:

SHENZHEN TAOSHENBIAN ELECTRONIC COMMERCE CO., LTD.

By:	/s/ Wei Wang
Print Name of Authorized Signatory: Wei Zhang
Title of Authorized Signatory: Legal Representative

Mail Address of Shenzhen Taoshenbian Electronic Commerce Co., Ltd.

SIGNATURE PAGE TO MEMBERS AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

The Purchaser:

SUNGY MOBILE LIMITED

By:	/s/ Yuqiang Deng
Print Name of Authorized Signatory: Yuqiang Deng
Title of Authorized Signatory: Chairman and Chief Executive Officer

Mail Address of Sungy Mobile Limited:

SIGNATURE PAGE TO MEMBERS AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

Founders’ BVI Holding Entity:

MOBILEWOO TECHNOLOGY LIMITED

By:	/s/ Zhi Zhu
Print Name of Authorized Signatory: Zhi Zhu
Title of Authorized Signatory: Director

Mail Address of MobileWoo Technology Limited:

SIGNATURE PAGE TO MEMBERS AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

The Founders

/s/ Zhi Zhu

Zhi Zhu

/s/ Wei Zhang

Wei Zhang

/s/ Xue Guo

Xue Guo

/s/ Jian Chen

Jian Chen

Mail Address of the Founders:

SIGNATURE PAGE TO RIGHT OF FIRST REFUSAL AND CO-SALE AGREEMENT

EXHIBIT A

Schedule of Investor

Purchaser	Number of Shares	Purchase Price (USD)
Sungy Mobile Limited	11,500,000 Series A Shares (purchased from Northern Light Venture Capital II, Ltd.)	1,220,085
	5,743,056 Series B Shares (purchased from Northern Light Venture Capital II, Ltd.)	4,035,000
	5,743,056 Series B Shares (purchased from Sina Hong Kong Ltd.)	2,035,000
	3,445,833 Series B Shares (purchased from the Company)	1,182,942

Total:	26,431,945	8,473,027

EXHIBIT B

Schedule of Founders

Name of Founder	Number of Shares of the Company
Zhi Zhu	26,331,944 (including the shares indirectly held through the Founders’ BVI Holding Entity)
Wei Zhang	1,555,556 (indirectly held through the Founders’ BVI Holding Entity)
Xue Guo	1,555,556 (indirectly held through the Founders’ BVI Holding Entity)
Jian Chen	1,555,555 (indirectly held through the Founders’ BVI Holding Entity)

TOTAL	30,998,611